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                                                                   EXHIBIT 21.1


                    Subsidiaries of Borders Group, Inc.


SUBSIDIARY                                      STATE OF INCORPORATION
----------                                      ----------------------

Borders, Inc.                                   Colorado
Walden Book Company, Inc.                       Colorado
Planet Music, Inc.                              North Carolina
Borders Properties, Inc.                        Delaware
Waldenbooks Properties, Inc.                    Delaware
Borders Online, Inc.                            Delaware
Borders Outlet, Inc.                            Colorado
Borders Fulfillment, Inc.                       Delaware
Books etc. Limited                              U.K.
BGP U.K. Limited                                U.K.
BGI U.K. Limited                                U.K.